Exhibit 2.1
Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF KELLY SERVICES MANAGEMENT SÀRL
dated
02 NOVEMBER 2023
by
KELLY SERVICES, INC.
Kelly Services

and

GI GROUP HOLDING S.P.A.
Purchaser
and
FAMILIA S.R.L.
Purchaser Guarantor

Baker & McKenzie LLP 280 Bishopsgate London EC2M 4RB United Kingdom www.bakermckenzie.com

Schedule 1
The Company and the Subsidiaries

Schedule 2
Conditions precedent

Schedule 3
Pre-Completion Obligations

Schedule 4
Signing and Completion

Schedule 5
Completion Accounts

Schedule 6
Post-Completion Obligations

Schedule 7
Warranties

Schedule 8
Limitations on the Liability of the Seller under the Business Warranties

Schedule 9
Intellectual Property

Schedule 10
The Properties

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Schedule 11 Restricted Customers
Part 1 - Purchaser's RPO Business

Schedule 12
Earn Out Mechanism

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Agreement for the sale and purchase of the entire issued share capital of Kelly Services Management Sàrl
This agreement is dated 02 November 2023.
Between
KELLY SERVICES, INC., a corporation incorporated under the laws of the state of Delaware, United States with registered number 459010 ("Seller"), having its principal place of business at 1209 Orange Street, Wilmington, Delaware, United States;
GI GROUP HOLDING S.P.A., a company incorporated under the laws of Italy with Fiscal Code and VAT Number 12227100158 (the "Purchaser") having its registered office at 5, Piazza IV Novembre, 20124 Milan; and
FAMILIA S.R.L., a company incorporated under the laws of Italy with Fiscal Code and VAT Number CF. 97889420150 (the "Purchaser Guarantor") having its registered office at Via Giosuè Carducci 32 – 20123 Milano.
Recitals
A.    The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement.
B.    At the date of this agreement the Company and the Subsidiaries own and operate the Acquired Business and the Retained Business.
C.    The Seller and the Purchaser have agreed that, pursuant to the terms set out in this agreement, the Pre-Completion Reorganisation will be implemented in order to separate the Retained Business from the Acquired Business such that, at Completion the Company and the Subsidiaries own the Acquired Business only, and the Acquired Business's operations are standalone (subject to the terms of each of the Forward Transitional Services Agreement and the Reverse Transitional Services Agreement).
The parties agree as follows:
1.    Interpretation
1.1    Defined terms
In this agreement, the following words and expressions shall have the following meanings:
"Accounting Date" means, in relation to any Financial Year of any member of the Seller Group (including the Group for these purposes), being the last date of the relevant Financial Year in accordance with the Seller's accounting policies;
"Accounts" means, in relation to any Financial Year of any member of the Seller Group (which for these purposes shall include the Group) which holds at any time assets of the Acquired Business:
(a)    the audited balance sheet of each Group Company as at the Accounting Date in respect of that Financial Year; and

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(b)    the audited profit and loss account and cash flow statement of each Group Company in respect of that Financial Year, together in each case with all notes, reports, statements and other documents required by applicable Law and Relevant Accounting Standards to be included in or attached to those financial statements;
"Acquired Business" means the European Business and the Purchaser's RPO Business;
"Action" means any action, claim, complaint, demand, investigation, audit, petition, challenge, suit, litigation, arbitration, tribunal, dispute, administrative or other proceedings or investigations;
"Auditors" means the auditors of the Company and each other Group Company;
"Brand Licence" means the brand licence side letter to be entered into between the Seller and the Purchaser on the Completion Date, that will permit the Purchaser's Group to use the Seller Group's brand for 12 months for no fee, which shall be agreed between the parties in accordance with paragraph 3 of Schedule 3;
"Business Day" means a day (excluding Saturday and Sunday) on which banks generally are open in Neuchatel, Switzerland, Milan, Italy, the United States and the City of London, UK for the transaction of normal banking business;
"Business Warranties" means the warranties given in clause 8.2 and Part 3 of Schedule 7;
"Cash" has the meaning given in Schedule 5;
"Commercial Information" means customer details, prices and quantities and other information of a confidential nature (including all proprietary, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally);
"Company" means Kelly Services Management Sàrl, a limited liability company (Société à responsabilité limitée) and incorporated under the laws of Switzerland, particulars of which are set out in Part 1 of Schedule 1;
"Company Confidential Information" has the meaning given in clause 13.1 (Confidentiality);
"Competent Authority" means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of any supra-national, national, state, municipal or local government) or any governmental or quasi-governmental or private body exercising any judicial, regulatory, taxing, labour, social security, health and safety, importing or other governmental or quasi-governmental authority (including any civil, criminal and administrative tribunal, securities exchange, competition or antitrust authority, or supervisory body, arbitrator and arbitration panel);
"Completion" means completion of the sale and purchase of the Shares in accordance with this agreement;

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"Completion Accounts" has the meaning given in Schedule 5;
"Completion Condition" has the meaning given in clause 4.2;
"Completion Date" means the date upon which Completion takes place in accordance with clause 6.1 (Timing);
"Conditions" has the meaning given in clause 4.1 (Conditional Completion);
"Confidential Information" means Commercial Information and Know-How;
"Costs and Fees" has the meaning given in clause 17.2(c) (Arbitration);
"CTA 2010" means the Corporation Tax Act 2010;
"Data Room" means the contents of the virtual data room hosted by Prism under the name Project Venice Goldcrest in connection with the sale of the Shares as at 12.00am on 9 October 2023 (the "Time of Capture"), a copy of which has been provided to the Purchaser on or before the date of this agreement on four USB pens, and an index of which is scheduled to the Disclosure Letter;
"Defaulting Party" has the meaning given in clause 15.5 (Default interest);
"Defendant Claim" means any actual or potential demand, claim or action by a third party against the Purchaser Group which has given rise to an Indemnity Claim;
"Determination Date" means five Business Days after the date on which the Financial Debt, Cash, and Net Working Capital are agreed between the parties or otherwise determined in accordance with Schedule 5;
"Direct Sourcing" means the provision of a managed services provider solution in order to leverage a client’s brand and a client’s existing, known talent or talent relationships to build its contingent talent community, for the avoidance of doubt, such term does not mean permanent recruiting;
"Directors" means the persons listed as directors or members of a supervisory board (or equivalent) of the Company and each Subsidiary in Parts 1, 2 and 3 of Schedule 1;
"Disclosed" means disclosed by the Disclosure Letter or, in the case of the Warranties provided at Completion only, by the Supplemental Disclosure Letter, in each case fairly and with sufficient detail to enable a reasonable Purchaser to assess the nature and scope of the matter, fact or circumstance disclosed on the Acquired Business and Group, and "Disclosure" shall be construed accordingly;
"Disclosure Letter" means the letter of the same date as this agreement (including the contents of any schedule or appendix thereto) from the Seller to the Purchaser together with all documents annexed to it, setting out certain matters that may be exceptions to the Business Warranties (including the Tax Warranties), in the agreed form;
"Earn Out Payment" has the meaning given in Schedule 12;
"Effective Time" has the meaning given in Schedule 5;

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"Electronic Transfer" means the clearing houses automated payment system or any other method of electronic transfer for same-day value;
"Employees" has the meaning given in Schedule 7;
"Encumbrance" means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other similar rights or charges or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption or other restriction or limitation), or any arrangement to create any of the same;
"Estimated Cash" means the Seller's good faith estimate of Cash provided in accordance with clause 3.2 (Notification of estimates before Completion);
"Estimated Financial Debt" means the Seller's good faith estimate of Financial Debt provided in accordance with clause 3.2 (Notification of estimates before Completion);
"Estimated Net Working Capital" means the Seller's good faith estimate of Net Working Capital provided in accordance with clause 3.2 (Notification of estimates before Completion);
"European Business" means the European operations of the Seller Group (with the exception for the Retained Business), which include:
(a)    Temporary Staffing, including onsites, with all its specialties (Life Science, Financial Resources, Information Technology, Engineering and Technical, Manufacturing; Healthcare);
(b)    Business Process Outsourcing (different from what is included in the definition of Functional Service Provider); and
(c)    Independent Contractors;
"Exchange Rate" has the meaning given in clause 15.13 (Currency conversion);
"Excluded Claims" means either claims:
(a)    that are only excluded from coverage under the W&I Insurance Policy as set out in clauses 5.1(g), 5.1(h), 5.1(n) and 5.1(o) of the W&I Insurance Policy; or
(b)    only arising from or brought in connection with a breach of warranties set out in paragraphs 13.15, 16.33, 17.3 and 17.7 of Part 3 of Schedule 7;
"Financial Debt" has the meaning given in Schedule 5;
"Financial Year" means a 52-53 week year beginning on the first Monday of January each year;
"Former Employees" has the meaning given in Schedule 7;
"Forward Transitional Services Agreement" means the agreement relating to the transitional services to be provided by the Seller Group to the Group for one year after

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Completion, including the right to continue to use certain Seller Group's Intellectual Property, which shall be agreed between the parties in accordance with paragraph 3 of Schedule 3;
"Functional Service Provider" or "FSP" means a specialized managed solution model within the pharmaceutical, medical device and life sciences industries. The FSP provides dedicated expertise and resources in specific function(s) or functional area(s) of drug or device development, such as clinical, medical, and regulatory affairs. The FSP's responsibilities are clearly defined under statements of work, while allowing the sponsor company to retain overall control and decision-making authority throughout the project;
"Fundamental Warranties" means the warranties given in clause 8.1 (Fundamental Warranties of the Seller) and Part 2 of Schedule 7;
"Group" means the group of companies comprising the Company and the Subsidiaries and "member of the Group" and "Group Company" shall be construed accordingly;
"Indebtedness" means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity under Relevant Accounting Standards);
"Indemnities" has the meaning given in clause 10;
"Indemnity Claim" means any claim arising out of or in connection with the Indemnities;
"Independent Contractor Complete Services" means the provision of a comprehensive, flexible menu of independent contractor services, including sourcing, evaluation and classification, risk mitigation, administration, and audit support, for the avoidance of doubt, such services do not include the placement of independent contractors;
"Initial Purchase Price" means EUR 100,000,000.00 (one hundred million Euros and zero cents);
"Intellectual Property" means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including all goodwill associated with or attached to any of them), domain names, websites, patents, patent applications, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in Software) and moral rights, database rights, customer lists, Know-How, trade secrets, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of those rights, and other registered and unregistered proprietary intellectual property rights that are used in, or required for, the Acquired Business as currently conducted;

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"Key Employees" means: [*****];
"Know-How" means all unpatented, secret (that is, not generally known or easily accessible), substantial (that is, significant and useful for operations) and identified (that is, described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of secrecy and substantiality) know-how, expertise, technical or other information developed or acquired by any person including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications;
"Last Accounting Date" means 1 January 2023;
"Last Accounts" means the Accounts in respect of the Financial Year ended on the Last Accounting Date complete and accurate copies of which are contained in the Data Room;
"Law" means any applicable federal state or local regulation (including EU regulation), statute, law (including common law), subordinate legislation, act, treaty, ordinance, decree, directive, rule, circular, code, order, recommendation, notice, direction, code of practice, judgement or decision enacted, issued or promulgated by, or entered into with, any Competent Authority in any relevant jurisdiction and which has the force of law;
"Long Stop Date" has the meaning given in clause 4.2;
"Losses" includes, in respect of any matter, all Actions, damages, payments, fines, sanctions, penalties, losses, costs (including legal and consultancy fees and costs reasonably incurred), expenses (including Tax), disbursements (reasonably incurred) or other obligations or liabilities in any case of any nature;
"Litigation List" means the list of litigation matters provided by the Seller to the Purchaser on or before the date of this agreement, in the agreed form;
"Management Accounts" means the unaudited balance sheet of the Acquired Business as at 30 June 2023 and the unaudited profit and loss account of the Acquired Business for each of the monthly periods from 1 January 2023 to 30 June 2023 inclusive in the agreed form;
"Material Adverse Change" means any matter that has or will have or is significantly expected to have, either individually or in the aggregate with all other matters, a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), results of operations, operations or prospects of the Group or the Acquired Business as a whole, including the Purchaser's ability to operate the business immediately after Completion in substantially the same manner in which it was operated before the date of this agreement, including acts of god, natural disasters, pandemics or other public health emergencies, or any outbreak or escalation of war or major hostilities, acts of terrorism or civil unrest but excluding the following matters:
(a)    the Press Release;
(b)    any act of the Purchaser, other than those required by this agreement;
(c)    any matter Disclosed at or prior to the date of this agreement;

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"Material Contracts" means (i) any customer contract with total revenue derived in excess of EUR 100,000; or (ii) any supplier contract with a total expenditure in excess of EUR 100,000, in each case during an applicable Financial Year;
"Micro Steps Plan" means the steps plan to be prepared by the Seller's Lawyers setting out all of the steps required to implement the Pre-Completion Reorganisation in accordance with the Reorganisation Principles;
"Net Working Capital" has the meaning given in Schedule 5.
"Notice" has the meaning given in clause 16.1 (Delivery of Notices);
"Outsourcing & Consulting Group" means the following:
(a)    HR Consulting;
(b)    Managed Service Provider services;
(c)    Payroll Process Outsourcing;
(d)    Talent Advisory Services;
(e)    Direct Sourcing;
(f)    Independent Contractor Complete Services; and
(g)    FSP ;
"Permit" means any licence, permission, permit, authorisation, approval, waiver, exemption or consent;
"Pre-Completion Reorganisation" means the transactions to be implemented by members of the Seller Group and the Group in accordance with the Reorganisation Principles, the Micro Steps Plan and the Pre-Completion Reorganisation Documents in order to ensure that, immediately prior to Completion, the Group owns the Acquired Business, and no other assets or liabilities including, and in particular, the Retained Business;
"Pre-Completion Reorganisation Documents" means those documents which, in accordance with the Reorganisation Principles, are either identified in the Micro Steps Plan or executed and/or delivered pursuant to the terms of such documents to give effect to the Pre-Completion Reorganisation;
"Press Release" means the press release in relation to the transaction in the agreed form (as to both content and the manner and timing of release);
"Properties" means the properties leased by the Group, particulars of which are set out in Schedule 10;
"Purchase Price" has the meaning given in clause 3.1 (Purchase price);
"Purchaser Conditions" has the meaning given in clause 4.2;

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"Purchaser Confidential Information" has the meaning given in clause 13.1 (Confidentiality);
"Purchaser Deal Team" means Dario Dell'osa and Maurizio Uboldi;
"Purchaser Group" means the group of companies comprising the Purchaser, any holding company from time to time of the Purchaser and any subsidiary of the Purchaser (including, following Completion, each Group Company) or of any such holding company and "member of the Purchaser Group" shall be construed accordingly;
"Purchaser's Lawyers" means Baker & McKenzie LLP of 280 Bishopsgate, London, EC2M 4RB, United Kingdom ("BM London") and Studio Professionale Associato a Baker & McKenzie in Piazza Meda no. 3, 20121 Milan;
"Purchaser's RPO Business" means Recruitment Process Outsourcing services provided only to the customers specified in Part 1 of Schedule 11 in Europe;
"Recruitment Process Outsourcing" means the provision of all or part of a client’s permanent recruitment services and solutions on behalf of the client;
"Regulation" means any regulation, ordinance, decree, directive (including European Union directive), rule, circular, code, order, recommendation, notice, direction, code of practice, guidance note, judgement or decision enacted, issued or promulgated by, or entered into with, any Competent Authority;
"Relevant Accounting Standards" means, in relation to any Accounts or Management Accounts or any balance sheet or profit and loss account of any company or other person, the Accounting Standards Codification and interpretations of those standards issued by the Financial Accounting Standards Board and its predecessor bodies as adopted in the United States;
"Reorganisation Principles" means:
(a)    at Completion, to the extent lawfully possible, the Group will legally and beneficially own all of the assets which, together with the services to be provided to the Group by the Seller Group pursuant to the Forward Transitional Services Agreement, are required to carry on the Acquired Business in the places and in the same manner in which it is carried on in the 12 month period prior to the date of this agreement and in accordance with applicable law and regulation;
(b)    all assets that are owned by the Group at the date of this agreement and are used by both the Acquired Business and the Retained Business shall be transferred to, or retained by, the Acquired Business (save for any IT assets that are being provided on a service basis pursuant to the Forward Transitional Services Agreement) ("Acquired Assets");
(c)    all liabilities relating predominately to the Retained Business shall be transferred to, or retained by, the Retained Business ("Excluded Liabilities");
(d)    at Completion:

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(i)    the Group will (subject to death, retirement, resignation or removal for cause) employ or engage (on the same terms as they are currently employed or engaged, in all material respects) all employees and contractors that, as at the date of this agreement, are employed or engaged predominantly in relation to the Acquired Business, and not any employees or contractors relating to the Retained Business; and
(ii)    each such employee and contractor will be employed by the appropriate Group Company;
(e)    all Pre-Completion Reorganisation Documents shall be at arms' length; and
(f)    each member of the Group shall, in the period between the date of this agreement and Completion:
(i)    be tax resident in the same jurisdiction as it is incorporated (save for Kelly Services (UK) Limited which is tax resident in the United Kingdom as well as the Netherlands); and
(ii)    operate with all applicable registrations for Tax in place, including corporate and income taxes, indirect taxes and payroll taxes, required by law to conduct its business in that jurisdiction.
"Representatives" means, in respect of any person, its officers, employees, workers, agents (including advisers);
"Restricted Customers" means together the Purchaser's RPO Business and the Staffing Clients;
"Retained Business" means the European operations that the Seller will retain which comprise solely of:
(a)    Outsourcing & Consulting Group; and
(b)    Recruitment Process Outsourcing business (except for Purchaser's RPO Business);
"Reverse Transitional Services Agreement" means the agreement relating to the transitional services to be provided by the Group to the Seller Group for one year after Completion, including certain IT, finance and HR services relating to the Retained Business, which shall be agreed between the parties in accordance with paragraph 3 of Schedule 3;
"Revised Target Net Working Capital" has the meaning given in Schedule 5;
"Rules" has the meaning given in clause 17.2 (Arbitration);
"Seller Conditions" has the meaning given in clause 4.2;
"Seller Confidential Information" has the meaning given in clause 13.1 (Confidentiality);
"Seller Designated Account" has the meaning given in clause 15.6;
"Seller Group" means the group of companies comprising the Seller, any holding company from time to time of the Seller and any subsidiary of the Seller or of any such holding

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company but excluding each Group Company and "member of the Seller Group" and "Seller Group Company" shall be construed accordingly;
"Seller Group Debt" has the meaning given in Schedule 5;
"Seller Group Guarantees" means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature (1) given to any third party by any Group Company in respect of a liability of any Seller Group Company or as the context may require (2) given to any third party by any Seller Group Company in respect of a liability of any Group Company;
"Seller Group Receivables" means all amounts owing by any Seller Group Company to any Group Company.
"Seller's Lawyers" means DLA Piper UK LLP, 160 Aldersgate Street, London, EC1A 4HT, United Kingdom;
"Service Document" means a document relating to or in connection with any Action arising out of or in connection with this agreement;
"Shares" means the issued share capital of the Company as shown in Part 1 of Schedule 1;
"Software" has the meaning given in the definition of "Information Technology Systems" in Schedule 7;
"Staffing Clients" means the staffing clients set out in Part 2 of Schedule 11 (which, for the avoidance of doubt, are not part of the Purchaser's RPO Business);
"Subsidiaries" means (i) as at and from the date of this agreement until Completion, the companies whose details are given in Part 2 of Schedule 1 and any reference to a Subsidiary is a reference to any of them; and (ii) as at Completion, the companies whose details are given in Part 3 of Schedule 1 and any reference to a Subsidiary is a reference to any of them;
"Supplemental Disclosure Letter" means the letter, the front end of which is in agreed form, to be entered into on the Completion Date, which may disclose certain exceptions to the Business Warranties (including Tax Warranties) as at the Completion Date but only to reflect circumstances and events that were both not known by the Seller as at the date of this agreement and that occurred after the date of this agreement;
"Talent Advisory Services" means the provision of consultants to advise clients on talent solutions and functional industry insight and is part of the HR Consulting service, which does not involve recruiting;
"Tax" has the meaning given to that term in the Tax Deed;
"Tax Authority" means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any Tax, whether in Switzerland, France, Portugal, Germany, United Kingdom, Hungary, Norway, Italy, Ireland, Denmark. Poland, Netherlands, Luxembourg, Belgium or elsewhere;
"Tax Deed" means the deed relating to Tax in the agreed form;
"Tax Warranties" means the warranties given in paragraph 24 of Part 3 of Schedule 7;

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"Third Parties" has the meaning given in clause 15.8 (Third Party rights);
"Transaction" means the transactions contemplated by the Transaction Documents;
"Transaction Confidential Information" has the meaning given in clause 13.1 (Confidentiality);
"Transaction Documents" means this agreement, the Disclosure Letter, the Supplemental Disclosure Letter, the Tax Deed, the Forward Transitional Services Agreement, the Reverse Transitional Services Agreement and the Brand Licence Agreement;
"VAT" means valued added tax as defined in VATA or as provided for in Council Directive 2006/112/EC (or as implemented by a Member State of the European Union) and any other tax of a similar nature (including sales tax or tax instead of or in addition to value added tax);
"VATA" means the Value Added Tax Act 1994;
"W&I Insurance Policy" means the warranty and indemnity insurance policy entered into by the W&I Underwriter and the Purchaser;
"W&I Insurance Premium" means EUR 263,380 (inclusive of brokerage and underwriting fees, and insurance premium tax);
"W&I Policy Contribution" means EUR 131,690, being 50 per cent. of the W&I Insurance Premium;
"W&I Underwriter" means Markel Insurance SE; and
"Warranties" means the Fundamental Warranties and the Business Warranties.
1.2    Statutory provisions
All references to statutes, statutory provisions, enactments, EU directives or EU regulations include references to any consolidation, re-enactment, modification or replacement of them, any statute, statutory provision, enactment, EU directive or EU regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of them from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of either party to the other under this agreement. Unless otherwise specified, all references to statutes, statutory provisions or enactments are to statutes, statutory provisions or enactments of England.
1.3    Holding company and subsidiary
A company is a "subsidiary" of another company, its "holding company", if that other company:
(a)    holds a majority of the voting rights in it;
(b)    is a member of it and has the right to appoint or remove a majority of its board of directors;
(c)    has the right to exercise, or actually exercises, dominant influence or control over it:

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(i)    by virtue of provisions contained in its constitutional documents; or
(ii)    by virtue of a control contract;
(d)    is a member of it and controls alone, under an agreement with other members, a majority of the voting rights in it;
(e)    is managed on a unified basis with it; or
(f)    if it is a subsidiary of a company that is itself a subsidiary of that other company, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.
A company is the "ultimate holding company" of a group of companies if it is the holding company of any company in that group of companies and is itself not a subsidiary of any company.
1.4    Agreed form
Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed between the Seller and the Purchaser before the execution of this agreement and either (i) signed or initialled for identification purposes only by or on behalf of each of them, or (ii) exchanged via email, such email making clear that each party agrees on such form, by or on behalf of each of them, in each case with any amendments that may be agreed by or on behalf of the Seller and the Purchaser.
1.5    Recitals, schedules, etc.
References to this agreement include the recitals and schedules which form part of this agreement for all purposes. References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement. References to paragraphs in each schedule are references to paragraphs in that particular schedule unless the context requires otherwise.
1.6    Meaning of references
Unless specifically required or indicated otherwise:
(a)    words in one gender include any other gender, words importing individuals import companies and vice versa, words in the singular shall be treated as including the plural and vice versa, and words importing the whole include a reference to any part of them;
(b)    references to a person shall include any individual, firm, company, unincorporated association, trust, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;
(c)    references to a company shall include any company, corporation or other body corporate wherever and however incorporated or established;
(d)    references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word

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"other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(e)    references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;
(f)    references to "writing" or "written" include any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail;
(g)    references to "indemnify" and to "indemnifying" any person against any Losses by reference to any matter include indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter;
(h)    references to any document (including this agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;
(i)    references to any "arrangement" shall include any contract, agreement, transaction, commitment, instrument, licence, franchise, assignment, lien, Encumbrance, charge, concession, understanding, Permit, policy, grant, employee benefit or bonus, or other arrangement (in each case whether legally enforceable or not);
(j)    references to any "matter" shall be deemed to include any fact, matter, event or circumstance;
(k)    references to "euro", "€" or "EUR" are to the lawful currency as at the date of this agreement of the member states of the European Union who have adopted and retain the euro as their lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union and for the avoidance of doubt this definition does not extend to any new currency of any Member State that ceases to use the euro as its only lawful currency;
(l)    references to the "UK" are to the United Kingdom;
(m)    references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight;
(n)    when calculating the period of time before which, within which or following which any act is to be done or step taken under this agreement, the date that is the reference date in calculating that period shall be excluded. If the last day of that period is not a Business Day, the period in question shall end on the next Business Day;

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(o)    references in any Warranty to any monetary sum expressed in a Euro amount shall, where that sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction converted at the Exchange Rate as at the date on which the relevant Warranty was given;
(p)    where it is necessary to determine whether a monetary limit or threshold set out in Schedule 8 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than Euro, the value of each relevant claim shall be converted into Euro at the Exchange Rate on the date of service of written notification from the Purchaser in accordance with paragraph 3 (Time limits) of Schedule 8 of the existence of that claim; and
(q)    where any provision is qualified or phrased by reference to the "ordinary course of business", that reference shall be construed as meaning the customary and usual course of trading for the business of the Group during the 12 months before the date of this agreement.
1.7    Headings
Clause, schedule and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect the interpretation of this agreement.
1.8    Connected persons
Sections 1122 and 1123 CTA 2010 are to apply to determine whether one person is connected with another for the purposes of this agreement.
1.9    Seller' awareness
Where any statement is qualified by the expression "to the best of the knowledge of the Seller" or "so far as the Seller is aware" or any similar expression, the parties agree that the Seller's knowledge includes anything of which (i) a Seller has actual knowledge and (ii) it would have had knowledge had it made due and careful enquiry of the following persons in respect of that matter immediately before giving the statement:
(a)    [*****].
2.    Sale and Purchase of Shares
2.1    Sale and purchase
(a)    The Seller shall at Completion sell and the Purchaser shall purchase the entire legal and beneficial ownership in the Shares free from all Encumbrances.
(b)    The Seller covenants with the Purchaser that:
(i)    it has now, and at all times up to and at Completion shall have, full power and the right to sell and transfer legal and beneficial title in the Shares on the terms set out in this agreement;

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(ii)    the Shares do, and at all times up to and at Completion shall, represent the entire allotted and issued share capital of the Company; and
(iii)    the Company (or a Subsidiary) is, and at all times up to and at Completion shall be, the sole legal and beneficial owner of the entire issued share capital of each Subsidiary free from all Encumbrances.
2.2    Rights attaching to the Shares
The Shares shall be sold together with all rights attaching to them now or after the date of this agreement, including all rights to any dividend or other distribution declared, made or paid after the date of this agreement.
2.3    Waiver of restrictions on transfer
The Seller irrevocably waives, and agrees to procure by the Completion Date the waiver of, any restrictions on transfer (including rights of pre-emption) that may exist in relation to the Shares, whether under the constitutional documents of the Company or otherwise.
2.4    Sale and purchase of all the Shares
The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement.
3.    Purchase Price
3.1    Purchase price
The total purchase price for the Shares to be paid by the Purchaser to the Seller under this agreement and subject to clause 6.5 (Proceedings at Completion) is as follows (the "Purchase Price"):
(a)    the Initial Purchase Price; plus
(b)    a sum equal to the Cash; minus
(c)    a sum equal to the Financial Debt; plus
(d)    an amount by which the Net Working Capital exceeds the Revised Target Net Working Capital or minus the amount by which the Net Working Capital falls short of the Revised Target Net Working Capital, as applicable; minus
(e)    the W&I Policy Contribution; plus
(f)    the Earn-Out Payment (if any),
in the case of (b) to (d), as determined in accordance with the provisions of Schedule 5, and in the case of (f), as determined in accordance with the provisions of Schedule 12.
3.2    Notification of estimates before Completion
Not less than ten Business Days before the Completion Date, the Seller shall deliver to the Purchaser a notice setting out the:

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(a)    Estimated Target Net Working Capital;
(b)    Estimated Cash; and
(c)    Estimated Financial Debt,
calculated in accordance with the principles set out in paragraph 4 of Schedule 5, together with the underlying accounts and information prepared to calculate the same.
3.3    Payment at Completion
At Completion the Purchaser shall pay to the Seller in cash:
(a)    the Initial Purchase Price; plus
(b)    a sum equal to the Estimated Cash; minus
(c)    a sum equal to the Estimated Financial Debt; plus
(d)    the amount by which the Estimated Net Working Capital exceeds the Estimated Target Net Working Capital or minus an amount by which the Estimated Net Working Capital falls short of the Estimated Target Net Working Capital, as applicable; minus
(e)    the W&I Policy Contribution.
3.4    Payments out of the Initial Purchase Price
The parties agree that, on Completion:
(a)    [*****]
(b)    the sum of EUR 1,000,000 of the Initial Purchase Price will be apportioned to the use of the Kelly brand by the Purchaser pursuant to the Brand Licence.
3.5    Preparation of Completion Accounts after Completion
Following Completion, the Purchaser shall prepare the Completion Accounts in accordance with the provisions in Schedule 5.
3.6    True-up following Completion Accounts process
On the Determination Date:
(a)    if the amount of the Cash as shown in the Completion Accounts is:
(i)    less than the Estimated Cash, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall; or
(ii)    greater than the Estimated Cash, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the excess;
(b)    if the amount of the Financial Debt as shown in the Completion Accounts is:

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(i)    less than the Estimated Financial Debt, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the shortfall; or
(ii)    greater than the Estimated Financial Debt, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the excess; and
(c)    if the amount of the Net Working Capital as shown in the Completion Accounts is:
(i)    less than the Estimated Net Working Capital, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall; or
(ii)    greater than the Estimated Net Working Capital, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the excess.
3.7    Earn-Out
Each party shall comply with its obligations in Schedule 12.
4.    Conditions
4.1    Conditional Completion
Completion is conditional on the fulfilment (or, where applicable, waiver) of the conditions precedent listed in Schedule 2 (the "Conditions").
4.2    Parties' commitments
(a)    The Seller undertakes to use all reasonable endeavours to ensure that:
(i)    the Pre-Completion Reorganisation Condition is fulfilled as soon as reasonably practicable and in any event before 31 March 2024 (the "Long Stop Date"); and
(ii)    the MAC Condition remains fulfilled on the Completion Date (the "Completion Condition"),
(the Pre-Completion Reorganisation Condition and the MAC Condition, together being the "Seller Conditions").
(b)    The Purchaser undertakes to use all reasonable endeavours to ensure that the Antitrust Condition (the "Purchaser Condition") is fulfilled as soon as reasonably practicable and in any event by the Long Stop Date.
4.3    Submission of applications
Each of the Purchaser and the Seller agrees in connection with the Purchaser Condition that:
(a)    the Purchaser shall have sole responsibility for making all applications or submissions to any Competent Authority in relation to the subject matter of this agreement, and the Seller shall make no applications or submissions to any Competent Authority without the Purchaser's prior written consent;

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(b)    the Purchaser shall make all required applications or submissions to any Competent Authority in relation to the subject matter of this agreement as soon as reasonably possible and, in any event, prior to any deadline imposed by the relevant Competent Authority;
(c)    the Purchaser shall offer (and not withdraw) and/or give any commitment or undertaking which is necessary to ensure fulfilment of the Purchaser Condition, including any divestitures, licences, hold separate or trust agreements or the imposition of any other conditions or restrictions with respect to the assets and/or operations of the Company and/or the Subsidiaries and/or the Purchaser Group as required by any relevant Competent Authority for it to grant its consent or approval to the Transaction provided that, if the Purchaser is required by a relevant Competent Authority to dispose of assets or business of the Purchaser Group and/or the Group which together directly contributed a sum equivalent to EUR 100,000,000 or more of revenue in relation to FY22 of the Purchaser Group and the Group (taken as a whole), the Purchaser shall not be bound to proceed with the sale and purchase of the Shares and may upon notice to the Seller (within 3 calendar days following request from the relevant Competent Authority) elect to (i) terminate this agreement; or (ii) comply with the Competent Authority's approval consent conditions and proceed to Completion in accordance with clause 6 of this agreement. If the Purchaser fails to make an election within 3 calendar days, either party may elect, upon notice (within 7 Business Days) to the other party, to terminate this agreement;
(d)    if agreement is terminated in accordance with clause 4.3(c) above, this agreement shall cease to be of any effect from the date of the applicable notice (or any later date that may be specified in that notice (if any)), save for those clauses listed or referred to in clause 12 (Termination) (which shall remain in force) and save in respect of claims arising out of any antecedent breach of this agreement;
(e)    the parties shall cooperate with each other in relation to any applications or submissions and/or their status to be made to any Competent Authority in relation to the subject matter of this agreement and, in particular, the Seller shall provide the Purchaser with such information as is reasonably required in order for the Purchaser to make such applications or submissions;
(f)    before submitting any application or submission to any Competent Authority the Purchaser shall:
(i)    provide the Seller with a copy of the application, submission or any material written information that the Purchaser proposes to disclose to that Competent Authority;
(ii)    to the extent practicable give the Seller an opportunity to discuss the application, submission or information before it is released to the relevant Competent Authority; and
(iii)    consider all reasonable comments on the application, submission or information by the Seller.

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4.4    Seller termination
The parties acknowledge and agree that, if prior to Completion, either:
(a)    the Swiss Old Reserve Indemnity is determined and exceeds CHF 3,500,000; or
(b)    the tax payable in connection with the Swiss Impairment Indemnity is determined and:
(i)    in the case where EUR 25,000,000 of tax losses brought forward are usable for tax relief, exceeds CHF 1,000,000; or
(ii)    in the case where the EUR 25,000,000 of tax losses brought forward are not usable for tax relief, exceeds CHF 2,500,000, then the Seller shall not be bound to proceed with the sale and purchase of the Shares and may upon notice to the Purchaser (such notice to be within 10 Business Days of receipt of the relevant ruling and at least 10 Business Days prior to the Completion Date) terminate this agreement, and this agreement shall cease to be of any effect from the date of that notice (or any later date that may be specified in that notice (if any)), save for those clauses listed or referred to in clause 12 (Termination) (which shall remain in force) and save in respect of claims arising out of any antecedent breach of this agreement.
4.5    Notifications in relation to the Conditions
(a)    The Seller agrees to:
(i)    keep the Purchaser informed in all material respects regarding progress and material developments it becomes aware of in respect of the Seller Conditions; and
(ii)    disclose promptly to the Purchaser in writing any matter of which it becomes aware that prevents or may reasonably be expected to prevent any of the Seller Conditions from being fulfilled by the Long Stop Date.
(b)    The Purchaser agrees to:
(i)    keep the Seller informed in all material respects regarding progress and material developments it becomes aware of in respect of the Purchaser Condition; and
(ii)    disclose promptly to the Seller in writing any matter of which it becomes aware that prevents or may reasonably be expected to prevent any of the Purchaser Conditions from being fulfilled by the Long Stop Date.
(c)    Each party shall notify the other promptly in writing upon, and in any event within two Business Days, of becoming aware that a Condition has been satisfied.
4.6    Waiver of Conditions
The Purchaser may, in its absolute discretion, waive either in whole or in part at any time by notice in writing to the Seller any of the Conditions that are capable of such waiver.

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4.7    Failure to fulfil Conditions
If any of the Conditions, other than the Completion Condition, have not been fulfilled (or waived under clause 4.6 (Waiver of Condition)) before the Long Stop Date, the Purchaser shall not be bound to proceed with the sale and purchase of the Shares and may upon notice to the Seller terminate this agreement, and this agreement shall cease to be of any effect from the date of that notice (or any later date that may be specified in that notice (if any)), save for those clauses listed or referred to in clause 12 (Termination) (which shall remain in force) and save in respect of claims arising out of any antecedent breach of this agreement.
4.8    Rights not affected
If any matter occurs that would prevent a Condition from being fulfilled, and the Purchaser waives the Condition and proceeds to Completion, the fact that the Purchaser has granted that waiver and proceeded to Completion shall not constitute a waiver of any right or entitlement of the Purchaser to make any claim under the Transaction Documents.
5.    Pre-Completion Obligations
5.1    Interim covenants
From the date of this agreement until Completion, the Seller undertakes to the Purchaser that, within the confines of applicable Law, it shall procure the performance and observance of those matters listed in Schedule 3.
5.2    Permitted actions
Clause 5.1 and Schedule 3 shall not restrict or prevent a Group Company from doing anything:
(a)    to the extent required:
(i)    by, or to give effect to, any Transaction Document; or
(ii)    in order for it to comply with any applicable Law; or
(b)    with the Purchaser's prior written consent.
5.3    Supplemental Disclosure Letter
The Seller shall prepare and provide the Purchaser a draft of the Supplemental Disclosure Letter no later than five (5) Business Days prior to Completion (or such other time as the parties may agree in good faith), together with copies of all documents available at that time to be annexed thereto, and shall provide the Purchaser with an update to the extent there are material changes prior to the Completion Date, in accordance with Schedule 4.
6.    Completion
6.1    Timing
Completion shall take place:

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(a)    if the Conditions, other than the Completion Condition, are fulfilled (or waived) ten Business Days or more before the end of a calendar month, on the last Business Day of that calendar month;
(b)    if the Conditions, other than the Completion Condition, are fulfilled (or waived) less than ten Business Days before the end of a calendar month, on the last Business Day of the following calendar month; or
(c)    on any other date that may be agreed in writing by the Seller and the Purchaser,
(but always after fulfilment (or waiver) of the Conditions, including the Completion Condition), and Completion shall be deemed to be effective as of the Effective Time.
6.2    Location
Completion shall take place at the following address: Baker McKenzie, Holbeinstrasse 30, Zurich 8034, Switzerland, or at any other place that may be agreed in writing by the Purchaser and the Seller, when all of the actions to be taken, documents to be delivered and payments to be made under clauses 6.3 to 6.5 shall occur.
6.3    Obligations of the Seller at Completion
At Completion, the Seller shall:
(a)    to the extent not already provided, produce evidence to the reasonable satisfaction of the Purchaser of the fulfilment of the Completion Condition;
(b)    deliver (or cause to be delivered) to the Purchaser the items listed in Part 2 of Schedule 4 (the Purchaser receiving those items, where appropriate, as agent of the Company); and
(c)    procure that all necessary steps are or have been taken properly to effect the matters listed in Part 3 of Schedule 4 at board meetings of the Company and of each other Group Company and deliver to the Purchaser duly signed minutes of all of those board meetings.
6.4    Obligations of the Purchaser at Completion
At Completion, and subject to the Seller complying with its obligations under clause 6.3(a), the Purchaser shall do or deliver (or cause to be delivered) to the Seller the matters or items listed in Part 5 of Schedule 4.
6.5    Proceedings at Completion
All actions to be taken, all documents to be delivered and all payments to be made at Completion shall be deemed to have been taken, delivered and made simultaneously, and, except as provided by this agreement, no actions shall be deemed taken, documents delivered or payments made until all have been taken, delivered and made. To the extent permitted by applicable Law, a person may participate in Completion regardless of that person's location, provided that the person can communicate to all other persons present any information required to be provided at Completion.

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6.6    Receipt of funds
The Seller hereby confirms that the Seller's Lawyers are irrevocably authorised to receive payment of the Purchase Price on the Seller's behalf and the receipt by the Seller's Lawyers shall be an absolute discharge for the Purchaser who shall not be concerned to see to the application of that amount or be answerable for the loss or misapplication of that amount.
6.7    Failure to complete
(a)    If the provisions of clause 6.3 are not complied with in all respects on the Completion Date, or if the Completion Condition is not fulfilled on the Completion Date, the Purchaser shall not be obliged to complete the sale and purchase of the Shares or pay any of the Purchase Price and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Seller:
(i)    defer Completion by a period of not more than 28 days to another date that it may specify in that notice (in which case the provisions of this clause 6 shall apply to Completion as so deferred);
(ii)    waive all or any of the requirements contained or referred to in clause 3.4 or 6.3, or any of the Completion Condition, at its discretion (and without prejudice to its rights under this agreement), and proceed to Completion so far as practicable; or
(iii)    terminate this agreement without liability on its part.
(b)    If the provisions of clause 3.3 or 6.4 are not complied with in all respects on the Completion Date, the Seller shall not be obliged to complete the sale and purchase of the Shares and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to them) by written notice to the Purchaser:
(i)    defer Completion by a period of not more than 28 days to another date that they may specify in that notice (in which case the provisions of this clause 6 shall apply to Completion as so deferred);
(ii)    waive all or any of the requirements contained or referred to in clause 3.3 or 6.4 at its discretion (and without prejudice to their rights under this agreement) and proceed to Completion so far as practicable; or
(iii)    terminate this agreement without liability on its part.
7.    Restrictive covenants
7.1    Restriction of the Seller
The Seller covenants with the Purchaser, each Group Company and each other member of the Purchaser Group (with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the Purchaser:
(a)    for a period of three years after Completion, it will not, either on its own account or in conjunction with or on behalf of any other person:

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(i)    undertake any such business with the Restricted Customers specified in Schedule 11 in Europe (including for the avoidance of doubt, Ireland and the United Kingdom), that competes, directly or indirectly, with the Purchaser's RPO Business;
(ii)    interfere or seek to interfere with the continuance of supplies to the Purchaser's RPO Business from any person who is a supplier of goods or services to the Purchaser's RPO Business (for the avoidance of doubt, the Seller shall not be restricted or prevented from using such suppliers unless such use knowingly interferes or seeks to interfere with the continuance of supplies to the Purchaser's RPO Business); or
(iii)    solicit or entice away or attempt to solicit or entice away from any Group Company, offer employment to or employ, or offer to conclude any contract of services with, any person who is at the Completion Date employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, the Purchaser's RPO Business, whether or not that person would commit a breach of contract by reason of leaving that employment or engagement;
(b)    in respect of the European Business, for a period of two years after Completion, it will not, either on its own account or in conjunction with or on behalf of any other person:
(i)    in any country in which the European Business operated or in which services related to the European Business were offered in the 12 months preceding Completion, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in any business that competes with the European Business;
(ii)    canvass or solicit or cause to be canvassed or solicited any person who at any time within the 12 months preceding Completion has been a client or customer, representative or agent of the European Business for the purpose of offering to that person services that are of the same type as to any services supplied by the European Business at Completion or enter into any contract for sale and purchase with or accept business from any such person in relation to any such services;
(iii)    interfere or seek to interfere with the continuance of supplies to the European Business from any person who shall at any time within the 12 months preceding Completion have been a supplier of goods or services to the European Business (for the avoidance of doubt, the Seller shall not be restricted or prevented from using such suppliers unless such use interferes or seeks to interfere with the continuance of supplies to the European Business);
(iv)    solicit or entice away or attempt to solicit or entice away from any Group Company, offer employment to or employ, or offer to conclude any contract of services with, any person who is at Completion or who was at any time during in the 12 months preceding Completion employed in a managerial,

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supervisory, technical or sales capacity by, or engaged as a consultant to, the European Business, whether or not that person would commit a breach of contract by reason of leaving that employment or engagement;
(c)    it will not, either on its own account or in conjunction with or on behalf of any other person, make use of:
(i)    Know-How of any Group Company or the Acquired Business at any time after Completion; or
(ii)    any Commercial Information relating to any Group Company or the Acquired Business at any time after Completion, or at the very least, for a period of three years after Completion; and
(d)    if, in connection with the business or affairs of any Group Company, it shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind any Group Company that contained restrictions on disclosure, it will not without the previous written consent of the Purchaser at any time infringe those restrictions, provided that this clause 7.1(d) shall not apply to the disclosure of Confidential Information as required by law or by any Competent Authority or securities exchange to which the Seller or any other member of the Seller Group is subject or submits;
(e)    during the period from the date of this agreement to the Completion Date, it will not solicit or entice any employees or consultants to leave their employment or consultancy arrangements with the Acquired Business, nor solicit or entice them to enter into an employment or consultancy arrangement with the Seller Group (excluding the Acquired Business but including the Retained Business).
For the avoidance of doubt, there shall be no restrictions, express or implied, on any member of the Seller Group in respect of the operation of the Retained Business other than those set out in the Transaction Documents.
7.2    Severance
Each of the restrictions contained in clauses 7.1(a) to 7.1(e) is separate and severable and if any such restriction is held by a court of competent jurisdiction or arbitral tribunal to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of restrictions unenforceable in part, the remainder of that restriction.
7.3    Modification of restrictions
While the restrictions contained in this clause 7 are considered by the parties to be reasonable in all the circumstances, the parties recognise that restrictions of the nature in question may fail for technical reasons and accordingly the parties agree and declare that if any of those restrictions are held by a court of competent jurisdiction or arbitral tribunal to be unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be enforceable if part of the wording of the restrictions was deleted or the periods of the restrictions were reduced or the range of

26

activities or area dealt with by the restrictions were reduced in scope, the relevant restriction shall apply with any modifications necessary to make it valid and effective.
7.4    Restrictions on the Seller Group
The Seller shall procure that each member of the Seller Group shall be bound by and observe the provisions of this clause 7 as if it was a party covenanting with the Purchaser on the same terms.
7.5    Exception from restrictions
The restrictions contained in clause 7.1 shall not preclude the Seller any other member of the Seller Group from:
(a)    holding shares quoted or dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) as long as not more than three per cent of the shares of any class of any particular company (other than the Purchaser) is so held;
(b)    performing its obligations under the Forward Transitional Services Agreement and/or the Reverse Transitional Services Agreement to be entered into at Completion; and/or
(c)    conducting general solicitations for employment or from employing any person who responds to a good faith general employment advertisement or recruitment effort not specifically aimed at that person or employees of the Group or from employing any person whose employment with the Purchaser Group has been terminated, provided that such response or termination was not solicited or induced directly or indirectly by the Seller Group.
8.    Warranties
8.1    Fundamental Warranties of the Seller
(a)    The Seller warrants to the Purchaser, now and again at Completion (by reference to the matters existing at the relevant time), that each of the statements set out in Part 2 of Schedule 7 is true, accurate and not misleading.
(b)    The maximum aggregate liability of the Seller in respect of all claims under the Fundamental Warranties shall not exceed the amount of the Purchase Price. Notwithstanding, to the extent the Seller has not received a component of the Purchase Price ("Remaining Purchase Price"), the maximum amount that the Seller shall be required to actually pay to the Purchaser in relation to such claim(s) shall be an amount equal to the Purchase Price actually received by the Seller and any additional liability of the Seller to the Purchaser shall be set-off on against the Purchaser's obligation to pay the Remaining Purchase Price to the Seller.
8.2    Business Warranties of the Seller
The Seller warrants to the Purchaser, now and again at Completion (by reference to the matters existing at the relevant time), except as Disclosed, each of the statements set out in Part 3 of Schedule 7 is true, accurate and not misleading.

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8.3    Disclosures
No letter, document or other communication (whether or not in writing) shall be deemed to be a Disclosure unless it is expressly incorporated into the Disclosure Letter or, in the case of the Business Warranties provided at Completion only, in the Supplemental Disclosure Letter.
8.4    General provisions in relation to the Warranties and Seller's waivers
(a)    Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Warranty or anything in the Transaction Documents.
(b)    The Seller shall not be entitled to raise as a defence to a claim by the Purchaser under this Agreement the fact that the Seller had relied on information provided to it by any Group Company or any of their respective Representatives.
(c)    The Seller irrevocably waives, and shall procure that each other Seller Group Company irrevocably waives, in each case with effect from the date of this agreement, all claims against:
(i)    each Group Company (other than in respect of the repayment of Seller Group Debt that is Disclosed); and
(ii)    the respective officers, employees and workers of each member of the Purchaser Group, and undertakes, if any claim is made against the Seller in connection with the sale of the Shares, not to make any claim against or seek any contribution from any such person or from any other member of the Purchaser Group (and undertakes that no other person claiming under or through it will make any such claim or seek any such contribution).
8.5    W&I Subrogation
(a)    The Purchaser covenants with the Seller at the date of this agreement that the W&I Insurance Policy shall provide for, and shall at no time be amended to prevent, the express waiver and release of all of the W&I Underwriter's rights of subrogation against the Seller, save in case of fraud or wilful misconduct by the Seller.
(b)    The provisions of this agreement shall at all times be subject to the W&I Underwriter's rights of subrogation pursuant to applicable law and the Conduct Conditions (clause 8) of the W&I Insurance Policy.
(c)    Immediately following signing, the Purchaser shall provide the Seller with an extract of the subrogation provision from the draft W&I Insurance Policy.
9.    Warranties of the Purchaser and the Purchaser Guarantor
The Purchaser and the Purchaser Guarantor severally warrant to the Seller that each of the statements set out below is now and will at Completion (by reference to the facts and circumstances existing at the relevant time) be true and accurate and not misleading:

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(a)    it has been duly incorporated and are validly existing and in good standing under the laws of Italy;
(b)    it has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and, assuming due authorisation, execution and delivery by the other parties to each of the Transaction Documents to which it is a party, each of the Transaction Documents to which it is a party constitutes or will, when executed, constitute binding obligations on it in accordance with its terms, subject to any principles of equity or insolvency law;
(c)    except for the consents and approvals contemplated by the Purchaser Conditions, it has obtained all Permits required to empower it to enter into and to perform its respective obligations under each Transaction Document to which it is a party and there are no Actions by or before any Competent Authority pending or, to the knowledge of Purchaser Deal Team, threatened in any written notice, against it that, if adversely determined, would prohibit the consummation of the Transaction; and
(d)    it is not in insolvency, administration, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, administrator, receiver or administrative receiver has been given), nor are there are any valid grounds or circumstances on the basis of which any such procedure may be requested. It is able to pay its debts when due.
10.    Specific indemnities
10.1    The Seller shall indemnify and hold harmless the Purchaser and each member of the Group fully on demand in respect of, and undertake to pay to the Purchaser an amount equal to, all Losses incurred, suffered or sustained by any member of the Purchaser Group, or asserted against any of them, relating to, resulting from or arising out of any of the following:
(a)    the failure to implement (including in respect of the manner, timing and sequencing) the Pre-Completion Reorganisation in accordance with the Reorganisation Principles;
(b)    any transaction or step effected in relation to the Pre-Completion Reorganisation being, or resulting in, a breach of any Law or Regulation;
(c)    the costs and expenses associated with implementing the Pre-Completion Reorganisation together with any Losses suffered by the Group or the Purchaser in connection with such implementation;
(d)    any Tax liability of a Group Company resulting from or by reference to the Pre-Completion Reorganisation;
(e)    any claim by a third party (including, for the avoidance of doubt, any member of the Seller Group) against any member of the Group as a direct result of the implementation of the Pre-Completion Reorganisation which, for the avoidance of doubt, includes any consent or consultation requirements (clauses 10.1(a) to 10.1(e) inclusive being the "Pre-Completion Reorganisation Indemnities");
(f)    any claim in relation to the ongoing matters listed in the Litigation List that is brought against any Group Company that arises from or in connection with the actions of the

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Group prior to Completion that becomes an actual liability following Completion ("Litigation Indemnity");
(g)    [*****]
10.2    Notwithstanding any other provision in this agreement, in respect of the Indemnities set out in clauses 10.1(t) to 10.1(z) inclusive (the "Tax and Payroll Indemnities"), 10.1(j) and 10.1(m):
(a)    the Purchaser shall provide, within five Business Days of the date of this agreement, reasonable information outlining the subject matter of the potential liability;
(b)    if the Seller wishes to dispute a potential liability, it shall provide reasonable additional information to the Purchaser to challenge the validity of such assessment and/or to evidence the fact that such potential liability has been extinguished or shall not crystalise, it may do so within 10 Business Days of receipt of the information set out in 10.2(a) above ("Indemnity Dispute Notice");
(c)    if the Seller fails to provide an Indemnity Dispute Notice in relation to any of the Indemnities set out in clauses 10.1(t) to 10.1(z) inclusive, the relevant Indemnity will survive Completion;
(d)    if an Indemnity Dispute Notice is given, the Purchaser and the Seller shall endeavour to agree (acting reasonably in good faith) the amount of the potential Losses (if any) that are attributable to the relevant Indemnity within 10 Business Days of receipt of the Indemnity Dispute Notice (or such later date as may be agreed in writing between the Purchaser and the Seller); and
(e)    failing such agreement, the relevant Indemnity shall only survive Completion if the Purchaser provides to the Seller a written opinion of an independent tax accountant (such associated cost to be apportioned equally between the Purchaser and the Seller) appointed by the parties acting in good faith (or failing agreement to such appointment, as appointed by the President of the Institute of Chartered Accountants) that such matter or fact relating to the relevant Indemnity has merit and/or a reasonable prospect of resulting in Losses.
10.3    The liability of the Seller in respect of any Indemnity specified in an Indemnity Dispute Notice shall not cease until the earlier of the date of: (i) an agreement between the parties in accordance with clause 10.2(d); or (ii) the determination of such matter by an independent tax accountant in accordance with clause 10.2(e).
10.4    To the extent, as a result of the process set out in clause 10.2, any Indemnities do not survive Completion, the parties shall, for the avoidance of doubt, agree a list of final such Indemnities.
11.    Seller's limitations
The terms of Schedule 8 shall apply to limit the liability of the Seller.

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12.    Termination
All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement save that:
(a)    clauses that are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination of this agreement (including clauses 13 (Confidentiality and announcements), 15 (General provisions), 16 (Notices), 17 (Governing Law and arbitration)); and
(b)    any provision of this agreement necessary for its interpretation or enforcement, shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the rights and liabilities of each of the parties accrued before termination.
13.    Confidentiality and announcements
13.1    Confidentiality
(a)    The Seller shall not, and shall procure that each Seller Group Company shall not, at any time:
(i)    disclose to any person (except as may be required to operate the business of the Group before Completion) any Confidential Information relating to any Group Company (the "Company Confidential Information");
(ii)    disclose to any person or use any Confidential Information relating to the Purchaser or any member of the Purchaser Group obtained in connection with the Transaction (the "Purchaser Confidential Information");
(iii)    disclose to any person information regarding the existence and content of any arbitration, arbitral proceedings, submissions made by the parties, and the terms of any order or award made by the arbitral tribunal or publish any award or procedural order made in any arbitration (the "Arbitration Confidential Information"); or
(iv)    disclose to any person information regarding the existence, terms or subject matter of the Transaction Documents or the negotiations relating to the Transaction Documents (the "Transaction Confidential Information").
(b)    The Purchaser shall not, and shall procure that each member of the Purchaser Group shall not, at any time:
(i)    disclose to any person or use any Company Confidential Information;
(ii)    disclose to any person or use any Confidential Information relating to any Seller Group Company obtained in connection with the Transaction and to the extent not already addressed by sub-clause (i) (the "Seller Confidential Information");
(iii)    disclose to any person or publish any Arbitration Confidential Information; or

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(iv)    disclose to any person any Transaction Confidential Information.
(c)    The provisions of this clause 13.1 shall not apply to:
(i)    the disclosure or use of Company Confidential Information by any Group Company in the ordinary course of its business;
(ii)    the disclosure or use of Company Confidential Information by the Company or any member of the Purchaser Group after Completion;
(iii)    the disclosure of Company Confidential Information, Purchaser Confidential Information, Seller Confidential Information, Arbitration Confidential Information or Transaction Confidential Information to the Representatives of, respectively, any member of the Purchaser Group or any Seller Group Company in connection with the Transaction, provided it is done on a confidential basis;
(iv)    the disclosure of Company Confidential Information or Transaction Confidential Information to the insurance brokers or underwriters (or any of their respective Representatives) of any member of the Purchaser Group in connection with the Transaction, provided it is done on a confidential basis;
(v)    the disclosure of Company Confidential Information or Transaction Confidential Information to any proposed provider of finance to, proposed purchaser of or proposed investor in (or any of their respective Representatives) any member of the Purchaser Group, provided it is done on a confidential basis;
(vi)    the disclosure of Transaction Confidential Information in a manner permitted by clause 13.2;
(vii)    the disclosure of Confidential Information where that information is properly available to the public (otherwise than, directly or indirectly, as a result of a breach of this clause 13.1);
(viii)    the disclosure of Confidential Information, including Arbitration Confidential Information, to the arbitral tribunal or other relevant dispute resolution experts appointed pursuant to this agreement; or
(ix)    the disclosure of Confidential Information that is, and to the extent, required by applicable Law and Regulation, provided that, to the extent permitted by applicable Law, the party making the communication will consult with the other party in advance as to the form, content and timing of the communication.
(d)    The provisions of this clause 13.1 shall survive termination of this agreement and shall continue for a period of three years from termination.

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13.2    Announcements
No disclosure or announcement relating to the existence, terms or subject matter of this agreement shall be made or issued by or on behalf of the Seller or the Purchaser or any Seller Group Company or any member of the Purchaser Group without the prior written approval of the Seller and the Purchaser (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld, conditioned or delayed), provided that:
(a)    these restrictions shall not apply to the Press Release;
(b)    these restrictions shall not apply to any disclosure or announcement if and to the extent required by applicable Law and Regulation, provided that, to the extent permitted by applicable Law, the party making the communication will consult with the other party in advance as to the form, content and timing of the communication; and
(c)    nothing in this agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of any Group Company informing it that the Purchaser has purchased the Shares.
14.    Purchaser guarantee and indemnity
14.1    In this clause 14 "Guaranteed Obligations" means all present and future obligations of the Purchaser to pay any payment obligations due to the Seller when due under this agreement.
14.2    In consideration of the Seller entering into this agreement, the Purchaser Guarantor irrevocably and unconditionally:
(a)    guarantees to the Seller the due and punctual performance and observance by the Purchaser of the Guaranteed Obligations;
(b)    undertakes to the Seller that, if and whenever the Purchaser defaults for any reason in the performance of any Guaranteed Obligation,, the Purchaser Guarantor shall as soon as practicable following receipt of written notice from the Seller of such default, and in any event within five Business Days of receipt of such notice, perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Guaranteed Obligation as if it were the principal obligor, and so that the same benefits shall be conferred on the Seller as would have been conferred on it had such Guaranteed Obligation been duly performed and satisfied by the Purchaser;
(c)    agrees, as an independent and primary obligation, to indemnify and keep indemnified (on an After Tax Basis) the Seller against all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities which it reasonably incurs or suffers from time to time arising out of or in connection with any failure of the Purchaser to comply with any Guaranteed Obligation, including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for any such failure or circumstance.

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14.3    The guarantee and indemnity contained in clause 14.1 is:
(a)    a continuing guarantee and shall extend to all of the Guaranteed Obligation regardless of any intermediate payment or discharge in whole or in part; and
(b)    in addition to, and is not in substitution for and shall not merge with or be prejudiced by, any other rights, remedies or security which the Seller may at any time hold in respect of the Guaranteed Obligation.
14.4    If any payment by the Purchaser or discharge given by the Seller is avoided or reduced as a result of insolvency, liquidation, administration or otherwise, the liability of the Purchaser and the Purchaser Guarantor under this clause 14 shall continue or be reinstated as if the payment, discharge, avoidance or reduction had not occurred.
14.5    The obligations of the Purchaser Guarantor under this clause 14 shall not be affected by any act, omission, matter or thing which, but for this clause 14, would reduce, release or prejudice any such obligations (without limitation and whether or not known to the Purchaser or the Seller), including:
(a)    any termination, amendment, variation, novation or supplement (however fundamental and whether or not more onerous) of or to this agreement and/or the Guaranteed Obligations;
(b)    any failure or delay in seeking performance of any Guaranteed Obligation or any granting of time or other indulgence for such performance;
(c)    any illegality, invalidity or unenforceability of any obligation or liability of any person under this agreement, other than where any such unenforceability or invalidity arises as a result of a breach by the Seller under the agreement;
(d)    any incapacity or lack of power, authority or legal personality of or dissolution of the Purchaser;
(e)    any change in the constitution, status or control of the Purchaser; or
(f)    any insolvency, liquidation, administration or other equivalent or similar proceedings.
14.6    Clause 14 shall not be construed to impose upon the Purchaser Guarantor any obligations greater than, in addition to, or other than, the obligations expressly assumed by the Purchaser to pay any payment obligation due under this agreement (or would have been, had the relevant obligation been fully enforceable).
14.7    The Purchaser Guarantor shall be entitled to raise any equivalent rights in defence of liability in relation to any claim or demand by the Seller against it in respect of the Guaranteed Obligations as the Purchaser has or would have against the Seller (save as to unenforceability, invalidity or illegality of the agreement other than where any such unenforceability or

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invalidity arises as a result of a breach by the Seller under the agreement) or would have been entitled to raise were it not for the unenforceability, invalidity or illegality of the agreement.
15.    General provisions
15.1    Further assurances
The Seller agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all further documents that may be required by applicable Law or as the Purchaser may reasonably require, whether on or after Completion, to implement and give effect to this agreement and the Transaction and in particular for the purpose of vesting in the Purchaser the full benefit of the assets, rights, and benefits to be transferred to the Purchaser under this agreement, including the Acquired Business and the legal and beneficial ownership of the Shares. For the avoidance of doubt:
(a)    if the legal title to or the beneficial interest in any asset which is used in the Acquired Business is held by a member of the Seller Group after Completion, without prejudice to any other remedies available to the Purchaser under this agreement, the Seller shall procure that (i) from Completion such asset is held on trust for the Purchaser or any member of the Purchaser's Group as the case may be; and (ii) upon the Purchaser's reasonable request, transfer such asset to the Purchaser or any member of the Purchaser's Group as the case may be, as soon as practicable (for the avoidance of doubt, together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that asset since Completion) and on terms that no consideration is provided by any person for such transfer;
(b)    if any liability that does not relate exclusively to the Acquired Business is held by a member of the Purchaser's Group after Completion, without prejudice to any other remedies available to the Purchaser under this agreement, the Purchaser may give written notice to the Seller of the same and, upon receipt of which the Seller shall, as soon as reasonably practicable, ensure that such member of the Seller Group as the Seller shall specify assumes the relevant liability as soon as practicable (for the avoidance of doubt, together with any Losses accruing to any member of the Purchaser Group as a result of holding that liability since Completion) and on terms that no consideration is provided by any person for such transfer; and
(c)    the above provisions of this clause 15.1 shall apply mutatis mutandis in respect of assets and liabilities of the Retained Business which are held by a member of the Group post-Completion.
15.2    Counterparts
This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each counterpart shall constitute an original of this agreement but all of which together shall constitute one and the same instrument. Electronic signatures and signatures sent by email attachment or electronically shall be valid and binding to the same extent as original signatures. This agreement shall not be effective until each party has executed at least one counterpart.

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15.3    Variation, waiver and consent
(a)    No variation or waiver of any provision of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).
(b)    Unless expressly agreed, no variation or waiver of any provision of this agreement shall constitute a general variation or waiver of any provision of this agreement, nor shall it affect any rights, obligations or liabilities under this agreement that have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under this agreement shall remain in full force, except and only to the extent that they are so varied or waived.
(c)    Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
15.4    Rights and remedies
(a)    No failure or delay by any party in exercising any right or remedy provided by this agreement or applicable Law shall impair that right or remedy or operate as a waiver of it. The single or partial exercise of any right or remedy shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy.
(b)    The rights and remedies of each party under this agreement are cumulative, may be exercised as often as the relevant party considers appropriate and are in addition to its rights and remedies provided by applicable Law.
(c)    The rights and remedies of the Purchaser under this agreement shall not be affected, and the Seller's liabilities under this agreement shall not be released, discharged or impaired, by:
(i)    Completion; or
(ii)    any failure to terminate this agreement.
15.5    Default interest
If any party that is required to pay any sum under this agreement fails to pay that sum on the due date for payment (the "Defaulting Party"), it shall pay to the other party interest on that sum for the period from and including the due date up to the date of actual payment whether before or after judgment. The Defaulting Party shall pay interest at the annual rate that is the aggregate of 2% per annum and the base rate from time to time of the Bank of England. Interest under this clause 15.5 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Party on demand. Unpaid interest shall compound monthly.

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15.6    Payments under this agreement
(a)    Any payment to be made under this agreement shall be paid by Electronic Transfer and:
(i)    in the case of the payment of the Purchase Price and any other payment to the Seller, by the Purchaser's Lawyers to the Seller's Lawyers account at:
[*****]
(the "Seller Designated Account"), and the Seller confirms that the Seller' Lawyers are irrevocably authorised by the Seller to receive payment of the Purchase Price and other amounts on behalf of the Seller and that payment of any amount due under this agreement to the Seller Designated Account shall be an absolute discharge for the Purchaser who shall not be obliged to see the application of that amount or be answerable for the loss or misapplication of that amount; and
(ii)    in the case of any payment to the Purchaser, by the Seller's Lawyers to the Purchaser's Lawyers account at:
[*****]
(b)    Other than as expressly set out in this agreement, the parties shall pay all sums payable by them under this agreement free and clear of all deductions or withholdings unless applicable Law requires a deduction or withholding to be made. If a deduction or withholding is so required by Law, the relevant party shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount that it would have received had the deduction or withholding not been required.
(c)    Notwithstanding any other provision in this agreement, the Purchaser shall be entitled to:
(i)    set-off the Earn Out Payment against any amounts owing to the Purchaser Group by the Seller or the Seller Group; and/or
(ii)    retain from the Earn Out Payment an amount equal to the Losses claimed by the Purchaser against the Seller pursuant to any bona fida claim until the earlier of (x) the date on which the claim is finally settled or (y) if legal proceedings in respect of the claim have not been commenced against the Seller by being both issued and served on the Seller by the date that is 12 months from the date Earn Out Payment was retained by the Purchaser, that date, provided that the following process is being, or has been, followed:
(A)    the Purchaser has provided the Seller with an estimate of the amount of the Losses claimed as soon as reasonably practicable upon becoming aware that a claim has arisen and that it intends to retain an amount from the Earn Out Payment in relation to that claim and, in any event, within 15 Business Days of such date;

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(B)    the Seller then has 15 Business Days ("Response Period") within which it may give a notice to the Purchaser disputing the claim and/or the estimated amount of the Losses claimed ("Dispute Notice");
(C)    if the Seller does not give a Dispute Notice within the Response Period, then the estimated amount of the Losses claimed may be retained from the Earn Out Payment as set out above;
(D)    if a Dispute Notice is given within the Response Period, the Purchaser and the Seller shall endeavour to agree the amount of the Losses claimed in good faith within 10 Business Days of receipt of the Dispute Notice (or such later date as may be agreed in writing between the Purchaser and the Seller); and
(E)    failing such agreement, the Purchaser shall only be entitled to retain the estimated amount of the Losses claimed if and to the extent that, within 10 Business Days, it provides to the Seller a written opinion of an independent barrister of the Courts of England and Wales of not less than 10 years' call, that such claim has a reasonable prospect of succeeding to the extent of the amount so estimated by the Purchaser.
For the avoidance of doubt, any amounts withheld pursuant to (ii) shall only become payable by the Purchaser 10 Business Days after the date on which they may no longer be retained by the Purchaser.
(d)    If any Tax Authority brings any sum paid by a party under this agreement (excluding payment of the Purchase Price) into charge to Tax, that party shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on that amount, is equal to the amount that would otherwise be payable under this agreement.
15.7    Costs
(a)    All notarial fees and costs relating solely to the execution of the transfer of Shares shall be borne by the Purchaser.
(b)    All costs in relation to the Pre-Completion Reorganisation shall be borne by the Seller.
(c)    Each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of the Transaction Documents and any other agreement incidental to or referred to in the other Transaction Documents.
(d)    In respect of any Electronic Transfer made in connection with this agreement, any costs or bank or other charges of the sending bank shall be borne by the party making that payment and any costs or bank or other charges of the recipient bank shall be borne by the party receiving that payment.
(e)    The Seller undertakes to the Purchaser that either:

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(i)    neither the Company nor any Group Company has paid or will pay any legal, accounting or other professional charges, fees, expenses or commissions in connection with the sale of the Shares, including any such costs incurred in connection with any investigation of the affairs of the Group, the Pre-Completion Reorganisation or the negotiation, preparation and implementation of this agreement ("Transaction Costs"); or
(ii)    where (i) above is incorrect, all such Transaction Costs have been included in the calculation of Estimated Financial Debt and Financial Debt.
15.8    Third Party rights
(a)    Subject to the remaining provisions of this clause 15.8, the Company, any other member of the Purchaser Group and any of their Representatives ("Third Parties") may enforce the terms and accordingly shall have the benefit of those provisions in this agreement (including the provisions of clauses 7 (Restrictive covenants), 8.4(b) (General provisions in relation to the Warranties and Seller's waivers), 10, 17.2 (Arbitration)), that are, or are stated to be, for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
(b)    For the avoidance of doubt, the parties intend that, with respect to any breach by the Seller of the provisions identified in clause 15.8(a), Third Parties shall be entitled to seek to recover their own Losses arising from that breach but without prejudice to the right of the Purchaser to recover in its own right any Losses it may suffer or incur arising from that breach.
(c)    The parties may by agreement terminate, rescind or vary the terms of this agreement (including this clause 15.8) at any time and in any way without the prior consent of or notice to any Third Party.
(d)    Except as provided in this clause 15.8, the parties do not intend that any term of this agreement shall be enforceable by any person who is not a party to this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
15.9    Time of the essence
Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:
(a)    time is expressly stated to be of the essence in relation to that obligation; or
(b)    one party fails to perform an obligation by the time specified in this agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.
15.10    Continuing effect
Each provision of this agreement shall continue in full force after Completion, except to the extent that a provision has been fully performed on or before Completion.

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15.11    Severability
If any provision of this agreement is held by a court of competent jurisdiction or arbitral tribunal to be invalid or unenforceable the other provisions shall remain in full force to the fullest extent permitted by law. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force to the extent not held invalid or unenforceable and the provision in question shall apply with any modification that may be necessary to make it valid or enforceable.
15.12    Assignment
(a)    Subject to clause 15.12(b), no party shall be entitled to assign, mortgage, charge, declare a trust of or deal in any other manner with any or all of its rights or obligations under this agreement (or any other document referred to in it) without the prior written consent of the other party.
(b)    All or any of the Purchaser's rights under this agreement (including in respect of the Warranties) may (notwithstanding any other provisions of this agreement) be assigned by the Purchaser to, or made the subject of a trust created in favour of:
(i)    any person by way of security for borrowings of the Purchaser Group; or
(ii)    any other member of the Purchaser Group (or by any such member to or in favour of any other member of the Purchaser Group) (provided that if that assignee company leaves the Purchaser Group, those rights are assigned or made the subject of a trust in favour of another member of the Purchaser Group), and the amount of loss recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this agreement and the assignment had not taken place.
15.13    Currency conversion
Unless specifically required or indicated otherwise, for the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange shall be the closing mid-point rate for exchanges between those currencies published in the Financial Times (London Edition) for the nearest Business Day for which that rate is published on or before the date of the conversion (the "Exchange Rate"). For the avoidance of doubt, when calculating any conversions for Schedule 5 and/or Schedule 12, such calculations shall be in accordance with the Seller's accounting policies.
15.14    Entire agreement
Subject to any terms implied by applicable Law, this agreement and the other Transaction Documents together constitute the entire agreement between the parties in relation to the sale and purchase of the Shares and supersede and replace any previous agreement (whether written or oral) between the parties in relation to the subject matter of any such document (including the confidentiality agreement entered into between the parties dated 1 December 2022 and the letter of intent entered into on 29 March 2023, as amended from time to time). In the event of any inconsistency between this agreement and any other Transaction Document,

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this agreement shall prevail. Each party agrees that in entering into this agreement and the other Transaction Documents it does not rely on any oral or written representation or warranty that is not set out in those documents. Nothing in this agreement shall exclude any liability for, or remedy in respect of, fraud.
15.15    Wrong pockets
(a)    If at any time from Completion any member of the Seller Group:
(i)    owns any Acquired Asset (a "Purchaser Wrong Pocket Asset"), the Purchaser may give written notice to the Seller of the same at any time within 24 months following Completion, upon receipt of which the Seller shall, as soon as practicable, ensure that such interest in any Purchaser Wrong Pocket Asset (together with any benefit or sum accruing to any member of the Seller Group as a result of holding that interest since Completion) is transferred to such member of the Purchaser Group as the Purchaser shall specify on terms that there will be no payment for doing so and no change to the Purchase Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this transfer; or
(ii)    has assumed any liability that relates predominantly to the Acquired Business (a "Purchaser Wrong Pocket Liability"), the Seller may give written notice to the Purchaser of the same at any time within 24 months following Completion, upon receipt of which the Purchaser shall, as soon as practicable, ensure that the Purchaser assumes such Purchaser Wrong Pocket Liability (together with any losses accruing to any member of the Seller Group as a result of holding that Purchaser Wrong Pocket Liability since Completion) on terms that there will be no payment for doing so and no change to the Purchase Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purpose of this assumption.
(b)    If at any time from Completion any member of the Group:
(i)    owns any asset of the Retained Business (a "Seller Wrong Pocket Asset"), the Seller may give written notice to the Purchaser of the same at any time within 24 months following Completion, upon receipt of which the Purchaser shall, as soon as practicable, ensure that such interest in any Seller Wrong Pocket Asset (together with any benefit or sum accruing to any member of the Purchaser Group as a result of holding that interest since Completion) is transferred to such member of the Seller Group as the Seller shall specify on terms that there will be no payment for doing so and no change to the Purchase Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purpose of this transfer; or
(ii)    has assumed an Excluded Liability (a "Seller Wrong Pocket Liability"), the Purchaser may give written notice to the Seller of the same at any time within 24 months following Completion, upon receipt of which the Seller shall, as soon as practicable, ensure that such member of the Seller Group as the Seller shall specify assumes such Seller Wrong Pocket Liability (together with any

41

losses accruing to any member of the Purchaser Group as a result of holding that Seller Wrong Pocket Liability since Completion) on terms that there will be no payment for doing so and no change to the Purchase Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this assumption.
(c)    If, at or after the Completion Date, any member of the Seller Group receives any payments that are attributable to any member of the Purchaser Group pursuant to the terms of this Agreement, the Seller shall promptly pay or procure that the relevant member of the Seller Group promptly pays (as applicable) a sum equal to such payment (net of any Tax actually incurred by the Seller Group thereon) to the relevant member of the Purchaser Group.
(d)    If, at or after the Completion Date, any member of the Purchaser Group receives any payments that are attributable to any member of the Seller Group pursuant to the terms of this Agreement, the Purchaser shall promptly pay or procure that the relevant member of the Purchaser Group promptly pays (as applicable) a sum equal to such payment (net of any Tax actually incurred by the Purchaser Group thereon) to the relevant member of the Seller Group.
16.    Notices
16.1    Delivery of Notices
(a)    Save as otherwise provided in this agreement, any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this agreement shall be in writing in English.
(b)    Any Notice shall be served by:
(i)    sending it by e-mail in a form that identifies the sender and clearly indicates the subject matter of the Notice in the subject heading of the e-mail to the e-mail address set out in clause 16.2 subject to receipt of a delivery confirmation; or
(ii)    by delivering it by courier or first class post to the address set out in clause 16.2, in each case marked for the attention of the relevant party set out in clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 16) with a copy (which copy shall not constitute or affect service) to the person identified in clause 16.2 in respect of the relevant party.
(c)    Any Notice shall be deemed to have been served as follows:
(i)    if sent by e-mail, at the time of transmission by the sender as recorded on the device from which the sender sent the e-mail subject to receipt of a delivery confirmation; or
(ii)    if delivered by courier or first class post, at the time of delivery,

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provided that in each case where service occurs on a day that is not a Business Day or after 5:30 p.m. on a Business Day, service shall be deemed to occur at 9:30 a.m. on the following Business Day and where service occurs before 9:30 a.m. on a Business Day, service shall be deemed to occur at 9:30 a.m. on that same Business Day.
(d)    References to time and to Business Days in this clause are to local time and Business Days in the country of the addressee (which, in the case of service on any party by e-mail, shall be deemed to be the country of the address specified for service on that party by courier or first class post).
16.2    Addresses for delivery of Notices
The addresses of the parties for the purpose of clause 16.1 are as follows:
(a)    The Seller

Address:	999 W. Big Beaver, Troy, MI 48084
E-mail address:	[*****]
For the attention of:	Melanie F. Simms
With a copy to:	DLA Piper UK LLP, 160 Aldersgate St, Barbican, London EC1A 4HT
For the attention of:	Jon Earle
E-mail address:	[*****]
(b)    Purchaser

Address:	5, Piazza IV Novembre, 20124 Milano
E-mail address:	[*****]
For the attention of:	Dario Dell’Osa
With a copy to:	Baker & McKenzie LLP Piazza Filippo Meda, 3, 20121 Milano MI, Italy
For the attention of:	Pietro Bernasconi
E-mail address:	[*****]
(c)    Purchaser Guarantor

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Address:	Via Giosuè Carducci 32 – 20123 Milano
E-mail address:	[*****]
For the attention of:	Dario Dell’Osa
With a copy to:	Baker & McKenzie LLP Piazza Filippo Meda, 3, 20121 Milano MI, Italy
For the attention of:	Pietro Bernasconi
E-mail address:	[*****]

16.3    Changes to addresses
A party may notify the other party to this agreement of a change to its name, relevant addressee, address or e-mail address for the purposes of this clause 16. Subject to clause 16.1(c), that Notice shall be effective on the second Business Day after the Notice has been served, or any later date that may be specified in the Notice.
16.4    Proof of service
In proving service of any Notice in accordance with clause 16.1, it shall be sufficient to prove that the envelope containing the Notice was properly addressed and delivered by courier or first class post to the relevant address or that the e-mail was sent to the correct e-mail address, as the case may be.
17.    Governing Law and arbitration
17.1    Governing law
This agreement and any dispute or claim (including non-contractual disputes or claims) arising from or connected with this agreement or its subject matter, formation, validity, construction, obligations or performance, shall be governed by and construed in accordance with the laws of England and Wales.
17.2    Arbitration
(a)    All disputes between the parties arising under or in connection with this agreement, including any questions regarding its existence, validity, breach or termination, shall be finally settled under the Rules of Arbitration of the Milan Arbitration Chamber at the Milan Chambre of Commerce ("MCC") in effect at the time of arbitration (the "Rules"), which Rules are deemed incorporated by reference to this clause. In the event of any conflict between the Rules and this agreement, the provisions of this agreement shall prevail.
(b)    The number of arbitrators shall be three. One shall be nominated by the Seller, one shall be nominated by the Purchaser, and the third shall act as president of the arbitration tribunal and shall be jointly appointed by the Seller's nominee and the Purchaser's nominee. The seat, or legal place, of

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arbitration shall be Milan, Italy. The language to be used in the arbitral proceedings shall be English. Service of any request for arbitration made pursuant to this clause 17.2 must be made in accordance with the provisions of clause 16 (Notices).
(c)    The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of their Costs and Fees. "Costs and Fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses (such as copying and telephone), court costs, witness fees and reasonable, documented attorneys' fees (other than on a contingent fee basis).
(d)    Notwithstanding clause 17.2(a), any provision in the Rules that is void, unenforceable or otherwise impermissible under English law shall not be deemed to be incorporated into this agreement and shall not apply in any arbitration conducted pursuant to this agreement.
(e)    The parties agree that the existence and content of the arbitration, and the terms of any order or award made in the arbitration shall, except as may be required by applicable Law, be confidential.
(f)    Each party retains the right to seek interim, provisional or conservatory measures from relevant competent courts and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
(g)    Subject to clause 17.3(e), the parties expressly waive their rights of recourse to the courts of England or any other court of competent jurisdiction, including their rights under sections 45 and 69 of the Arbitration Act 1996, to determine any points of law arising in the course of, or out of an award made in, any proceedings conducted under this agreement.
17.3    Appointment of agent for service of process
(a)    The Seller shall irrevocably appoint an agent to receive and acknowledge on its behalf service of any Service Document in Italy which, from the date of this agreement to Completion shall be Kelly Services SPA and thereafter, shall be as appointed by the Seller at the Completion Date.
(b)    If, for any reason, the agent of the Seller (or a duly notified successor) is no longer able to act as the agent of the Seller or ceases to exist, the Seller shall notify the Purchaser of that fact. The Seller shall, within five Business Days of the date of that notice, appoint a successor agent for service of process in Italy and shall notify the other party of the name and address of the successor agent.
(c)    If the Seller fails to comply with the obligations in 17.3(a) or 17.3(b), the Purchaser shall be entitled to appoint an agent on behalf, and at the expense, of the relevant party, and on terms that the appointing party sees fit, and shall notify the other party of the name and address of that agent.

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(d)    Until the Purchaser receives notification, either under clauses 17.3(a), 17.3(b) or 17.3(c), of the appointment of an agent, it shall be entitled to treat the agent named above (or its duly notified successor) as the agent of the relevant party for the purposes of this clause.
(e)    The Seller agrees that any Service Document shall be sufficiently and effectively served on it if delivered to its agent for service of process in Italy whether or not that agent notifies the relevant party.
18.    Governing Language
To the maximum extent permitted by applicable Law, the official text of the Transaction Documents and any notices given under the Transaction Documents shall be in English. If there is any dispute concerning the construction or interpretation of any Transaction Document, the parties shall refer only to the relevant Transaction Document as written in English and not to any translation into any other language.
This document has been executed by the parties as a deed at the end of the schedules and is delivered and takes effect on the date recorded on page 3.

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Schedule 1
[*****]
Schedule 2
[*****]
Schedule 3
[*****]
Schedule 4
[*****]
Schedule 5
[*****]
Schedule 6
[*****]
Schedule 7
[*****]
Schedule 8
[*****]
Schedule 9
[*****]
Schedule 10
[*****]
Schedule 11
[*****]
Schedule 12
[*****]

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Execution

EXECUTED as a deed, but not delivered until the first date specified on page 3, by Kelly Services Inc. a company incorporated in Delaware, acting by Peter Quigley, who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of a witness:
) ) ) ) ) ) )
		Signature	/s/ Peter Quigley
		Print name	Peter Quigley
Authorised signatory
Witness signature	/s/ Nancy Quigley
Witness name (block capitals)	Nancy Quigley
Witness address	[*****]

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EXECUTED as a deed, but not delivered until the first date specified on page 3, by Gi Group Holding S.p.A. a company incorporated in Italy, acting by Maurizio Uboldi, who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of a witness:
) ) ) ) ) ) )
		Signature	/s/ Maurizio Uboldi
		Print name	Maurizio Uboldi
Authorised signatory
Witness signature	/s/ Francesca Garofolo
Witness name (block capitals)	Francesca Garofolo
Witness address	[*****]

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EXECUTED as a deed, but not delivered until the first date specified on page 3, by FAMILIA S.R.L. a company incorporated in Italy, acting by Chiara Violini, who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of a witness:
) ) ) ) ) ) )
		Signature	/s/ Chiara Violini
		Print name	Chiara Violini
Authorised signatory
Witness signature	/s/ alessandro berganton
Witness name (block capitals)	alessandro berganton
Witness address	[*****]

50